Exhibit 99.2

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

LEAPING GROUP CO., LTD. AND SUBSIDIARIES

TABLE OF CONTENTS

Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of December 31, 2019 and June 30, 2019	F-1
Unaudited Condensed Consolidated Statements of Operation and Comprehensive Income (Loss) for the Six Months ended December 31, 2019 and 2018	F-2
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months ended December 31, 2019 and 2018	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended December 31, 2019 and 2018	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5 – F-26

LEAPING GROUP CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2019	2019
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$145,690	$194,488
Accounts receivable, net	6,940,146	7,384,640
Deposits	601,656	570,204
Deferred offering costs	1,363,901	1,403,604
Prepayments	296,009	22,862
Prepaid expenses and other current assets	307,199	96,499
Total current assets	9,654,601	9,672,297

Inventories, net	327,662	332,542
Property and equipment, net	2,396,037	1,015,959
Deferred tax assets	-	78,222
TOTAL ASSETS	$12,378,300	$11,099,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,847,113	$449,057
Deferred revenue	495,740	189,268
Taxes payable	3,514,662	2,726,821
Due to a related party	-	567,346
Accrued expenses and other current liabilities	1,146,259	1,173,556
Total current liabilities	7,003,774	5,106,048
TOTAL LIABILITIES	7,003,774	5,106,048

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Ordinary Shares, $0.00284 par value 50,000,000 shares authorized; 16,021,126.7606 shares issued and outstanding *	45,500	45,500
Additional paid-in capital	421,398	421,398
Statutory reserve	875,271	875,271
Retained earnings	4,178,096	4,704,824
Accumulated other comprehensive loss	(145,739)	(54,021)
Total shareholders’ equity	5,374,526	5,992,972

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,378,300	$11,099,020

*Retrospectively restated for effect of reverse split, see Note 9.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEAPING GROUP CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATION AND

COMPREHENSIVE INCOME (LOSS)

	For the Six Months Ended December 31,
	2019	2018
Revenues	$5,901,468	$4,915,880
Cost of revenues	(1,967,561)	(1,463,402)
Business taxes and surcharges	(33,664)	(44,641)
Gross profit	3,900,243	3,407,837

Operating expenses:
Selling expenses	32,853	21,171
General and administrative expenses	3,511,056	514,447
Total operating expenses	3,543,909	535,618

Income from operations	356,334	2,872,219

Other income (expenses):
Interest income (expenses), net	108	(178)
Other income, net	11,459	-
Total other income (expenses), net	11,567	(178)

Income before income taxes	367,901	2,872,041
Income tax expenses	894,629	719,226
Net income (loss)	(526,728)	2,152,815

Other comprehensive income (loss):
Foreign currency translation adjustments	(91,718)	(37,892)
Comprehensive income (loss)	$(618,446)	$2,114,923

Earnings (Loss) per common share - basic and diluted	$(0.03)	$0.12

Weighted average shares - basic and diluted*	16,021,126.7606	17,423,805.1258

* Retrospectively restated for effect of reverse split, see Note 9.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEAPING GROUP CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

	For the six months ended December 31, 2019
	Ordinary Share		Additional Paid in	Statutory	Retained	Accumulated Other Comprehensive
	Shares*	Amount	Capital	Reserves	Earnings	Loss	Total
Balance at June 30, 2019	16,021,126.7606	$45,500	$421,398	$875,271	$4,704,824	$(54,021)	$5,992,972
Net loss	-	-	-	-	(526,728)	-	(526,728)
Foreign currency translation adjustments	-	-	-	-	-	(91,718)	(91,718)
Balance at December 31, 2019	16,021,126.7606	$45,500	$421,398	$875,271	$4,178,096	$(145,739)	$5,374,526

	For the six months ended December 31, 2018
	Ordinary Share		Additional Paid in	Statutory	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Reserves	Earnings	Loss	Total
Balance at June 30, 2018	17,605,633.8028	$50,000	$416,898	$356,336	$34,840	$10,000	$868,074
Share cancellation	(1,584,507.0422)	(4,500)	4,500	-	-	-	-
Net income	-	-	-	-	2,152,815	-	2,152,815
Appropriation of statutory reserves	-	-	-	212,915	(212,915)	-	-
Foreign currency translation adjustments	-	-	-	-	-	(37,892)	(37,892)
Balance at December 31, 2018	16,021,126.7606	$45,500	$421,398	$569,251	$1,974,740	$(27,892)	$2,982,997

* Retrospectively restated for effect of reverse split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEAPING GROUP CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(526,728)	$2,152,815
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	160,704	3,462
Provision of bad debt allowance	2,789,313	60,904
Deferred tax expenses (benefits)	76,407	(74,841)
Changes in operating assets and liabilities:
Accounts receivable	(2,455,040)	(2,388,492)
Deposits	(39,383)	(136,549)
Prepayments	(271,070)	-
Prepaid expenses and other current assets	(210,234)	(95,586)
Inventories	50	(137,513)
Accounts payable	1,392,210	63,564
Deferred revenue	306,499	238,461
Taxes payable	820,159	830,803
Accrued expenses and other current liabilities	8,986	63,282
Net cash provided by operating activities	2,051,873	580,310

Cash flows from investing activities:
Purchase of property and equipment	(1,543,255)	(215,174)
Net cash used in investing activities	(1,543,255)	(215,174)

Cash flows from financing activities:
Proceeds from (Repayment of) related party borrowings	(554,183)	100,253
Deferred offering costs	-	(351,281)
Net cash used in financing activities	(554,183)	(251,028)

Effect of exchange rate changes on cash	(3,233)	(1,015)

Net increase (decrease) in cash	(48,798)	113,093
Cash, beginning of period	194,488	19,564
Cash, end of period	$145,690	$132,657

Supplemental disclosure of cash flow information:
Cash paid for income tax	$160,294	$-

Non-cash financing activities
Non-cash payment for property and equipment purchase	$-	$34,983

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Leaping Group Co., Ltd. (“Leaping Group” or the “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2018.

On July 16, 2018, Yuezhong Media Co., Limited (“Yuezhong Media HK”) was incorporated in accordance with laws and regulations of Hong Kong. On September 4, 2018, Yuezhong International Co., Ltd (“Yuezhong International”) was incorporated under the law of British Virgin Islands. Leaping Group owns 100% of Yuezhong International. Yuezhong International owns 100% of Yuezhong Media HK. Yuezhong Media HK and Yuezhong International are currently not engaging in any active business and merely acting as holding companies.

On October, 12, 2018, Yuezhong (Shenyang) Technology Co., Ltd. (“Yuezhong Shenyang” or “WFOE”) was incorporated, as a wholly foreign-owned enterprise in the People’s Republic of China (“PRC” or “China”). WFOE is wholly owned by Yuezhong Media HK.

Leaping Media Group Co., Ltd (“LMG”) was incorporated on November 19, 2013, as a limited company pursuant to PRC laws. LMG also owns 100% of the following companies: Horgos Xinyuezhong Film Media Co., Ltd., incorporated on December 25, 2017 and dissolved on April 17, 2019; Shenyang Tianniu Media Co., Ltd. (“Shenyang Tianniu”), incorporated on January 10, 2013; Yuezhong Media (Dalian) Co., Ltd., incorporated on March 15, 2016; Yuezhong (Beijing) Film Co., Ltd., incorporated on May 26, 2017; Harbin Yuechuzhong Media Co., Ltd. (“Harbin Yuechuzhong”), incorporated on January 10, 2018; Shenyang Xiagong Hotel Management Co., Ltd., incorporated on June 11, 2018; and Liaoning Leaping International Cinema Management Co., Ltd. (“Liaoning Cinema”), incorporated on September 29, 2018.

On October 15, 2018, WFOE entered into a series of agreements with the shareholders of LMG. These agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of LMG, including absolute control rights and the rights to the assets, property, and revenue of LMG. According to the Exclusive Service Agreement, LMG is obligated to pay service fees to WFOE approximately equal to the net income of LMG. In essence, WFOE has gained effective control over LMG. Therefore, the Company believes that LMG should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation.” Accordingly, the accounts of LMG are consolidated with those of WFOE and are ultimately consolidated into those of Leaping Group.

The above-mentioned transaction was considered a reorganization of the Company (the “Reorganization”). After the Reorganization, Leaping Group ultimately owns 100% equity interests of Yuezhong Media HK and WFOE, which further has the effective control over the operating entity, LMG and its subsidiaries through the VIE agreements.

In accordance with Accounting Standards Codification (“ASC”) 805-50-25, the Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period. By eliminating the effects of intra-entity transactions in determining the results of operations for the period before the Reorganization, those results will be on substantially the same basis as the results of operations for the period after the date of combination. The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings (accumulated deficit) at the beginning of the periods presented are eliminated to the extent possible. Furthermore, ASC 805-50-45-5 indicates that the financial statements and financial information presented for prior years also shall be retrospectively adjusted to furnish comparative information.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Leaping Group, through its subsidiaries and its VIE (collectively, the “Group”), is principally engaged in the Multi-Channel Advertising Business, Event Planning and Execution Business, Film Production Business and Movie Theater Operating Business in China.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (the “SEC”) and have been consistently applied. The unaudited condensed consolidated financial statements include the financial statements of Leaping Group, its subsidiaries and its affiliates controlled by the VIE agreements. All inter-company balances and transactions have been eliminated upon consolidation.

Details of the subsidiaries and VIEs of the Company are set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
Leaping Group Co., Ltd	August 21, 2018	Cayman Islands	Parent	Investment holding
Subsidiaries:
Yuezhong International Co., Ltd	September 4, 2018	British Virgin Islands	100%	Investment holding
Yuezhong Media Co., Limited	July 16, 2018	Hong Kong	100%	Investment holding
Yuezhong (Shenyang) Technology Co., Ltd.	October, 12, 2018	PRC	100%	Investment holding
Variable interest entities:
Leaping Media Group Co., Ltd.	November 19, 2013	PRC	VIE	Multi-Channel advertising, event planning and execution, film production
Subsidiaries of variable interest entity:
Yuezhong (Beijing) Film Co., Ltd.	May 26, 2017	PRC	100%	Film production
Yuezhong Media (Dalian) Co., Ltd.	March 15, 2016	PRC	100%	Advertising
Shenyang Tianniu Media Co., Ltd.	January 10, 2013	PRC	100%	Advertising
Shenyang Xiagong Hotel Management Co., Ltd.	June 11, 2018	PRC	100%	Hotel management
Harbin Yuechuzhong Media Co., Ltd.	January 10, 2018	PRC	100%	Event planning and execution
Horgos Xinyuezhong Film Media Co., Ltd.	December 25, 2017 (Dissolved on April 17,2019)	PRC	100%	Film production
Liaoning Leaping International Cinema Management Co., Ltd.	September 29, 2018	PRC	100%	Cinema Management

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company has adopted the guidance of accounting for VIE, which requires the VIE to be consolidated by the primary beneficiary of the entity. The Company’s management made evaluations of the relationships between the Company and its VIE and the economic benefit flow of contractual arrangements with the VIE. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company controls the shareholders’ voting interests in the VIE. As a result of such evaluation, management concluded that the Company is the primary beneficiary of its VIE. As a result, the Company consolidates all of its VIE in its consolidated financial statements.

Consolidation of Variable Interest Entities

In accordance with accounting standards regarding consolidation of VIEs, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. The VIE with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. The Company has determined that WFOE is the primary beneficiary of LMG’s risks and rewards.

The following tables set forth the assets, liabilities, results of operations, and changes in cash of the VIE, LMG, which were included in the Company’s unaudited condensed consolidated balance sheets, statements of operations and comprehensive income (loss) and cash flows:

	December 31,	June 30,
	2019	2019
	(Unaudited)
Current assets	$9,654,601	$9,672,297
Noncurrent assets	2,723,699	1,426,723
Total assets	12,378,300	11,099,020
Total current liabilities	(7,003,774)	(5,106,048)
Total liabilities	(7,003,774)	(5,106,048)
Net assets	$5,374,526	$5,992,972

	For the Six Months Ended December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Revenues	$5,901,468	$4,915,880
Net income (loss)	$(526,728)	$2,152,815

	For the Six Months Ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$2,051,873	$580,310
Net cash used in investing activities	(1,543,255)	(215,174)
Net cash used in financing activities	(554,183)	(251,028)
Effect of exchange rate changes on cash	(3,233)	(1,015)
Net increase (decrease) in cash	$(48,798)	$113,093

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Significant accounting estimates reflected in the Company’s condensed consolidated financial statements include the allowances for doubtful accounts. Actual results could differ from these estimates.

Cash

The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of December 31, 2019 and June 30, 2019, the Company had no cash equivalents. The Company maintains cash with various financial institutions mainly in the PRC. Balances in banks in the PRC are uninsured.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts.

The Company determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the condensed consolidated statements of operations and comprehensive income (loss). Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of December 31, 2019 and June 30, 2019, the allowances for doubtful accounts from accounts receivable were $2,935,917 and $123,621, respectively.

Inventories, net

The Company produces and contracts third parties to produce films and television series to be shown in movie theaters and/or on popular online portal. Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its theatrical and television productions.

The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC subtopic 926-20, Entertainment — Films, Other Assets — Film Costs (“ASC 926-20”). Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the six months ended December 31, 2019 and 2018, based on management analysis, no impairment was recorded.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Furniture, fixtures and equipment	5 years
Transportation vehicles	3 – 5 years
Leasehold improvement	Lesser of useful life and lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and other comprehensive income (loss) in income from operations.

Accounts Payable

Accounts payable includes all operating payables, including those related to all media and production costs. These payables are due within 12 months.

Revenue Recognition

The Company’s revenues are principally derived from the multi-channel advertising business, event planning and execution business, film production business, an movie theater operating business.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Multi-Channel advertising

The Company’s multi-channel advertising services include pre-movie advertisements display, elevator and supermarket advertising, and brand promotion. Most of the Company’s client contracts are individually negotiated and, accordingly, the service period and prices vary significantly. Service periods typically range from one day to one year.

The Company provides advertising services over the contract period. Revenues from advertising services are recognized on straight-line basis over the contract period, which approximates the pattern of when the underlying services are performed. Prepayments for advertising services are deferred and recognized as revenue when the advertising services are rendered and the Company’s performance obligations are satisfied.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company also provides advertising services through its regional distributors. Pursuant to advertising services distribution agreements, the Company grants the regional distributors the exclusive rights to provide local pre-movie advertising. The advertising services distribution agreements with these regional distributors typically have terms ranging from 11 to 24 months without automatic renewal provisions. Under the advertising services distribution agreements, the Company has the right to set the minimum local pre-movie advertisement prices in the movie theaters, regulate the content and quality of local pre-movie advertisements according to related laws and movie theater rules, and examine the source of local pre-movie advertisements and refuse to display advertisements from any competitors. The receipt of distribution fee is initially recorded as deferred revenue and is recognized as revenue ratably as services are rendered and the Company’s performance obligations are satisfied.

Event planning and execution

The Company’s event planning and execution business includes planning and arrangement of events, and production of related advertising materials. From the preparation of the events to executing it typically takes no more than one week. Revenue is realized when the service is performed in accordance with the client arrangement and upon the completion of the earnings process.

Film production

The Company has already finished the production of one television series and is in the process of producing more television series and movies. Revenues from the online distribution of the television series are recognized when viewers have clicked the content and viewed the content for certain length, as agreed with the distributors.

Movie Theater Operating

The Company’s movie theater operating revenues are generated primarily from box office admissions and theater food and beverage sales. Revenues of this business line are recognized when admissions and food and beverage sales are received at the theaters and are reported net of sales tax. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed.

Contract Balances and Remaining Performance Obligations

Contract balances typically arise when a difference in timing between the transfer of control to the customer and receipt of consideration occurs.

The Company’s contract assets, consist primarily of accounts receivable related to providing multi-channel advertising and event planning and execution services to customers, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company had accounts receivable related to revenues from contracts with customers of $6,940,146 and $7,384,640 as of December 31, 2019 and June 30, 2019, respectively.

The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of  $495,740 and $189,268 as of December 31, 2019 and June 30, 2019, respectively, consist primarily of the Company’s unsatisfied performance obligations as of the balance sheet dates.

Refer to Note 12 — Segment reporting for details of revenue segregation.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of revenue

Cost of the multi-channel advertising revenues consists primarily of payments to movie theater operators for pre-movie advertising right and the billboards of elevators and supermarkets.

Cost of event planning and execution consists primarily of advertising design costs, salary and benefits expenses, leasing costs, and other related expenses.

Cost of film production consists primarily of direct production costs and production overhead.

Cost of movie theater operating consists primarily of film exhibition costs, which is accrued on the applicable admissions revenues and estimates of the final settlement pursuant to film licenses of the Company. These licenses typically state that rental fees are based on aggregate terms established prior to the opening of the film.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company does not believe that there was any uncertain tax position at December 31, 2019 and June 30, 2019. The Company’s operating subsidiary and VIE in China are subject to the income tax laws of the PRC. No taxable income was generated outside the PRC for the six months ended December 31, 2019 and 2018. As of December 31, 2019, the tax years ended December 31, 2015, through December 31, 2019, for the Company’s PRC subsidiary and VIE remain open for statutory examination by PRC tax authorities.

Value Added Tax (“VAT”)

Sales revenue derived from advertising service revenues is subject to VAT. The applicable VAT rates for the Company is 6% for the six months ended December 31, 2019 and 2018.

Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in the line item of taxes payable on the consolidated balance sheets. All of the VAT returns of the Company have been and remain subject to examination by the tax authorities for five years from the date of filing.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

Since the Company operates in the PRC, the Company’s functional currency is the Chinese Renminbi (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency, the United States Dollar (“USD or US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the result of operations. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

	December 31,	June 30,
	2019	2019
Year-end spot rate	US$1=RMB6.9680	US$1=RMB6.8668

	For the Six Months Ended
	December 31,
	2019	2018
Average rate	US$1=RMB7.0299	US$1=RMB6.8605

Earnings (loss) per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (for example, convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (namely those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There was no anti-dilutive effect for the six months ended December 31, 2019 and 2018.

Comprehensive Income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the condensed consolidated statements of operations and comprehensive income (loss).

Fair Value of Financial Instruments

The Company follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, deposits, prepayments, prepaid expenses and other current assets, accounts payable, taxes payable, accrued expenses and other current liabilities , and due to related parties approximate their fair value based on the short-term maturity of these instruments.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Concentration and Credit Risk

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

The Company maintains certain bank accounts in the PRC, Hong Kong, and British Virgin Islands, which are not insured by Federal Deposit Insurance Corporation (“FDIC”) insurance or other insurance. As of December 31, 2019 and June 30, 2019, $145,690 and $143,128 of the Company’s cash were on deposit at financial institutions in the PRC where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

The Company’s sales are made to customers that are located primarily in China. The Company has a concentration of its revenues and receivables with specific customers. For the six months ended December 31, 2019, two customers accounted for 16% and 14% of the Company’s consolidated revenue, respectively. For the six months ended December 31, 2018, three customers accounted for 18%, 12% and 10% of the Company’s total revenue, respectively.

As of December 31, 2019, three customers represented 24%, 18%, and 15% of accounts receivable, net, respectively. As of June 30, 2019, four customers represented 29%, 13%, 11% and 11% of accounts receivable, net, respectively.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For the six months ended December 31, 2019, the Company purchased 47%, 18% and 16% of its services from three suppliers, respectively. For the six months ended December 31, 2018, the Company purchased 56% and 16% of its services from two suppliers, respectively.

Statements of Cash Flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company are calculated based upon the local currencies and translated at the average rate of exchange during the reporting period. As a result, amounts related to assets and liabilities reported on the Company’s statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842) – Targeted Improvements that reduces costs and eases implementation of the leases standard for financial statement preparers. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of non-lease components from lease components. . In November 2019, FASB released ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which modified the implementation date of the standard. For public entities, the guidance will be effective for fiscal year beginning after December 15, 2018 and interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company will adopt this guidance upon its 51.2% equity interest acquired by ATIF Holdings Limited, (“ATIF,” formerly known as Asia Times Holdings Limited) in April 2020 (See Note 13 – Subsequent event – (4) Business combination with ATIF).

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Accounting Standards Update 2019-04 Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and Accounting Standards Update 2019-05, Targeted Transition Relief. For public entities, ASU 2016-13 and its amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As an emerging growth company, the Company plans to adopt this guidance effective July 1, 2022. The Company is currently evaluating the impact of its pending adoption of ASU 2016-13 on its consolidated financial statements.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” to improve the effectiveness of disclosures in the notes to financial statements related to recurring or nonrecurring fair value measurements by removing amounts and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. The new standard requires disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

On March 6, 2019, the FASB issued ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials. ASU 2019-02 helps organizations align their accounting for production costs for films and episodic content produced for television and streaming services. For public business entities, the amendments in ASU 2019-02 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period. The amendments in this ASU should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is now assessing the impact of the new guidance and does not expects that the adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is 2022 fiscal year for us, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows of the Company.

NOTE 3- GOING CONCERN

As reflected in the Company’s condensed consolidated financial statements, the Company’s had a net loss of approximately $0.5 million for the six months ended December 31, 2019. In addition, in December 2019, a novel strain of coronavirus (COVID-19) surfaced. COVID-19 has spread rapidly throughout China and worldwide, which has caused significant volatility in the PRC and international markets. Due to the outbreak of COVID-19, in early February 2020, the Chinese government required the nationwide closure of cinema theatres in the PRC to prevent the spread of COVID-19 and protect public health. As a result, the Company temporarily suspended its business activities during the period from February to July 20, 2020. During the temporary business closure period, the Company’s employees had very limited access to its facilities and the Company did not generate revenues from multi-channel advertising services and cinema operating management services. As a result, the Company’s revenue and operating cash flows for fiscal year 2020 may be significantly lower than expected.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3- GOING CONCERN (continued)

As of December 31, 2019, the Company had positive working capital of $2.65 million, and the working capital requirements are influenced by the level of the operations, the numerical volume and dollar value of the service contracts, the progress of execution on the customer contracts, and the timing of accounts receivable collections. As of December 31, 2019, the Company had cash of $145,690, the Company also had outstanding accounts receivable of approximately $6.9 million, of which only approximately $0.43 million or 6% has been subsequently collected as of the date of this filing. Due to the COVID-19 impact, some of the Company’s existing customers may experience financial distress, delay or default on their payments, reduce the scale of their business, or suffer disruptions in their business due to the outbreak. Any increased difficulty in collecting accounts receivable, or early termination of agreements due to deterioration in economic conditions could negatively impact the Company’s results of operations.

Currently, the Company is working to improve the liquidity and capital sources. In order to fully implement the business plan and sustain continued growth, the Company may also seek equity financing from outside investors. At the present time, however, the Company do not have commitments of funds from any potential investors. No assurance can be given that additional financing, if required, would be available on favorable terms or at all.

Based on above reasons, there is a substantial doubt about the ability to continue as a going concern for the next 12 months from the date of this filing.

NOTE 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31,	June 30,
	2019	2019
	(Unaudited)
Accounts receivable	$9,876,063	$7,508,261
Less: allowance for doubtful accounts	(2,935,917)	(123,621)
Accounts receivable, net	$6,940,146	$7,384,640

Allowance for doubtful accounts movement is as follows:

	For the Six Months Ended
	December 31, 2019	June 30, 2019
	(Unaudited)
Beginning balance	$123,621	$97,700
Provision for doubtful accounts	2,789,313	26,262
Foreign currency translation adjustments	22,983	(341)
Ending balance	$2,935,917	$123,621

The Company’s accounts receivable primarily includes balance due from customers when the Company’s services are rendered to customers. Due to the negative impact from the COVID-19 outbreak and spread, some of the Company’s customers delayed the payments to the Company. For the six months ended December 31, 2019, the Company accrued additional $2.8 million bad debt reserve based on collectability assessment.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — DEFERRED OFFERING COSTS

Deferred offering costs consisted principally of legal, underwriting, and other professional service expenses in connection with the Initial Public Offering (the “IPO”) of the Company’s ordinary shares. As of December 31, 2019 and June 30, 2019, the Company had deferred offering costs of $1,363,901 and $1,403,604, respectively.

Subsequently, in March 2020, the Company withdrew its intended IPO due to long waiting time for Nasdaq approval (see Note 13). In accordance with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”, should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred should be expensed. Accordingly, the Company charged all these costs to expenses in early 2020.

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	December 31,	June 30,
	2019	2019
	(Unaudited)
Furniture, fixtures and equipment	$840,675	$404,352
Leasehold improvement (Note A)	1,741,116	600,991
Vehicles	34,443	34,951
Less: accumulated depreciation	(220,197)	(58,922)
	2,396,037	981,372
Construction in progress	-	34,587
Property and equipment, net	$2,396,037	$1,015,959

Depreciation expense was $160,704 and $3,462 for the six months ended December 31, 2019 and 2018, respectively.

Note A – During the six months ended December 31, 2019, the Company opened two new movie theatres and incurred increased leasehold improvement expenditures of approximately $1.14 million.

NOTE 7 —  ACCRUED EXPENSES AND OTHER PAYABLE

	December 31,	June 30,
	2019	2019
	(Unaudited)
Deposits from customers	$-	$36,255
Deferred offering costs payable	888,666	901,763
Professional service fees payable	103,457	104,982
Accrued expense	53,778	123,932
Others	100,358	6,623
	$1,146,259	$1,173,555

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 —  TAXES

a. VAT, Business Tax and related surcharges

The Company’s revenues have been subject to a 6% VAT and related surcharges on VAT payable at a rate of 12% since May 1, 2016. To record VAT payable, the Company adopted the net presentation method, which presents the difference between the output VAT (at a rate of 6%) and the available input VAT amount (at the rate applicable to the supplier).

There is a culture construction fee surcharge of 3% on gross revenues from the multi-channel advertising businesses.

b.	Income taxes

Cayman Islands

Under the current and applicable laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current and applicable laws of BVI, Yuezhong International is not subject to tax on income or capital gains.

Hong Kong

Under Hong Kong tax laws, Yuezhong Media HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Corporate Income Tax Law generally applies an income tax rate of 25% to all enterprises. Once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and RMB 3 million is subject to a reduced rate of 10%.

(i)	The components of the income tax provision are as follows:

	For the Six Months Ended December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Current income tax provision	$818,222	$794,067
Deferred income tax provision (benefit)	76,407	(74,841)
Total	$894,629	$719,226

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 —  TAXES (CONTINUED)

b. Income taxes (continued)

(ii)	The following table summarizes deferred tax assets resulting from differences between the financial reporting basis and tax basis of assets and liabilities:

	December 31,	June 30,
	2019	2019
	(Unaudited)
Allowance for doubtful accounts	$733,979	$30,905
Deferred revenue	123,935	47,317
Less: valuation allowance	(857,914)	-
Total deferred tax asset	$-	$78,222

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. Due to the uncertainties derived from limited business operations in 2020 as affected by COVID-19 impact, the Company estimates there will not be sufficient future income to realize the deferred tax assets, as a result, a full valuation allowance of $857,914 has been provided against the deferred tax assets as of December 31, 2019 .

The following table reconciles the statutory rates to the Company’s effective tax rate for the six months ended December 31, 2019 and 2018:

	For the Six Months Ended December 31,
	2019	2018
	(Unaudited)	(Unaudited)
PRC statutory income tax rate	25.0%	25.0%
Effect of preferential tax benefits (a)	(13.9)%	-
Effect of non-deductible expenses	0.7%	-
Less: valuation allowance	231.4%
Effective tax rate	243.2%	25.0%

(a)	Shenyang Tianniu, Harbin Yuechuzhong and Liaoning Cinema are subject to corporate income tax at a reduced rate of 10% as approved by local government as small-scaled minimal profit enterprises.

c.	Tax payable

Taxes payable consisted of the following:

	December 31,	June 30,
	2019	2019
	(Unaudited)
Value-added tax payable	$162,180	$160,781
Income tax payable	3,190,027	2,399,384
Related surcharges on VAT payable	162,455	166,656
	$3,514,662	$2,726,821

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 —  TAXES (CONTINUED)

As of December 31, 2019 and June 30, 2019, the Company had accrued tax liabilities of approximately $3.5 million and $2.7 million, respectively, mostly related to the unpaid corporate income taxes in China. According to PRC taxation regulation, if tax has not been fully paid, tax authorities may impose tax and late payment penalties within three years. In practice, since all of the taxes owed are local taxes, the local tax authority is typically more flexible and willing to provide incentives or settlements with local small and medium-size businesses to relieve their burden and to stimulate the local economy. Management has discussed with local tax authorities regarding the outstanding tax payable balance and is in the process of negotiating a settlement plan. There was no interest and penalty accrued as of December 31, 2019 because the Company has not received any penalty and interest charge notice from local tax authorities. The Company believes it is likely that the Company can fully settle its tax liabilities within one year but cannot guarantee such settlement will ultimately occur.

NOTE 9 — SHAREHOLDERS’ EQUITY

Ordinary shares

When the Company was incorporated in the Cayman Islands on August 21, 2018, 50,000,000 Ordinary Shares were authorized, issued and outstanding at par value of US$0.001. On August 24, 2018, the Company issued 50,000,000 Ordinary Shares to certain founder shareholders in connection with entering into the VIE contractual arrangements. On October 19, 2018, one of the Company’s founder shareholders, Asia Equity Exchange Group Co., Ltd., transferred 5,000,000 Ordinary Shares it owned to Mr. Bo Jiang, chairman of the Company. On October 23, 2018, Mr. Bo Jiang transferred 4,500,000 Ordinary Shares to ATIF, a British Virgin Islands company, as compensation for consulting services to be provided by Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd., a PRC company and a VIE of ATIF (“Qianhai,” formerly known as Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.), in connection with the Company’s proposed initial public offering. Pursuant to that certain Amended and Restated Consulting Agreement between Qianhai and LMG dated December 10, 2018, ATIF agreed to receive cash instead of Ordinary Shares as compensation. As a result, the 4,500,000 Ordinary Shares previously held by ATIF have been returned to the Company and cancelled.

On February 26, 2019, the Company’s shareholders approved a reverse split of the outstanding Ordinary Shares at a ratio of 1-for-2.84 shares, which was effected on February 26, 2019 (the “Share Consolidation”). All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this annual report to reflect the reverse split of the Company’s Ordinary Shares as if it had occurred at the beginning of the earlier period presented. Furthermore, on February 26, 2019, the authorized share capital was increased to US$142,000 divided into 50,000,000 Ordinary Shares of  $0.00284 each, and therefore the Company maintains the same number of shares that were previously available to be issued prior to the Share Consolidation (that being 50,000,000). The Company believes it is appropriate to reflect the Share Consolidation on a retroactive basis pursuant to ASC 260. As of December 31, 2019 and June 30, 2019, there were 50,000,000 Ordinary Shares authorized at par value of  $0.00284, and 16,021,126.7606 and 16,021,126.7606 (respectively) shares issued and outstanding, giving the effect of the Share Consolidation and the share repurchase detailed above.

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Board of Directors. As of December 31, 2019 and June 30, 2019, the balance of statutory reserves was $875,271 and $ $875,271, respectively.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 —  RELATED PARTY TRANSACTIONS

1)	Nature of relationships with related parties

Name	Relationship with the Company
Mr. Tao Jiang	Chief Executive Officer and director of the Company

2)	Balances with related parties

As of December 31, 2019 and June 30, 2019, the balances with the related party were as follows:

	December 31,	June 30,
	2019	2019
Due to a related party
Tao Jiang	$-	$567,346
	$-	$567,346

As of June 30, 2019, the balance of due to a related party was mainly loans provided by the CEO and director of the Company to fund the Company’s operations. The payables are unsecured, non-interest bearing and due on demand. There was no payable to the CEO as of December 31, 2019 because the Company repaid the amount owed to him during the six months ended December 31, 2019.

NOTE 11 — COMMITMENTS

Operating lease commitments

The Company leases facilities in the PRC under non-cancelable operating leases expiring on different dates. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. The Company’s lease agreements are entered into with third parties and usually have a renewal option with an advance notice period of one to 12 months, and no restrictions or contingent rents. For lease agreements with escalated rental payments, they are recognized on a straight-line basis over the lease term.

The Company’s leases mainly include office buildings and movie theaters. Rental expense charged to operations under operating leases for the six months ended December 31, 2019 and 2018 were $300,663 and $61,235, respectively.

Future minimum lease obligations for operating leases with initial terms in excess of one year at December 31, 2019 are as follows:

For the twelve months ending December 31,	Rental payments
2020	$536,453
2021	479,695
Twelve months 2022	479,695
2023	479,695
2024	479,695
Thereafter	2,266,088
Total	$4,721,321

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SEGMENT REPORTING

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has four operating segments: multi-channel advertising, event planning and execution, film production and movie theater operating.

The following tables present summary information by segment for the six months ended December 31, 2019 and 2018, respectively:

	For the six months ended December 31, 2019 (unaudited)
	Multi- Channel Advertising	Event planning and execution	Film production (1)	Movie theatre operation	Total
Revenue	$3,941,614	$991,827	$-	$968,027	$5,901,468
Cost of revenue and related taxes	1,286,720	202,021	-	512,484	2,001,225
Gross profit	2,654,894	789,806	-	455,543	3,900,243
Operating expenses	2,735,169	688,072	-	120,667	3,543,908
Income (loss) from operations	$(80,275)	101,734	-	$334,876	356,335
Net income (loss)	$(665,338)	$(167,375)	$-	$305,985	$(526,728)

(1)      The Company is in the process of producing new online TV series and did not generate revenue for the six months ended December 31, 2019.

	For the six months ended December 31, 2018 (unaudited)
	Multi- Channel Advertising	Event planning and execution	Film production	Movie theatre operation (2)	Total
Revenue	$3,192,708	$1,229,979	$493,193	$-	$4,915,880
Cost of revenue and related taxes	1,222,975	197,234	87,834	-	1508,043
Gross profit	1,969,733	1,032,745	405,359	-	3,407,837
Operating expenses	347,867	134,014	53,737	-	535,618
Income from operations	$1,621,866	898,731	351,622	$-	2,872,219
Net income	$1,215,626	$673,634	$263,555	$-	$2,152,815

(2)	The Company commenced its movie theatre operation business in February 2019, and did not generate revenues for the six months ended December 31, 2018.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SEGMENT REPORTING (continued)

	December 31,	June 30,
	2019	2019
	(Unaudited)
Total assets:
Multi-Channel Advertising	$8,968,443	$7,311,842
Event Planning and Execution	2,256,141	2,393,342
Film Production	327,662	332,542
Movie Theater Operating	826,054	1,061,294
	$12,378,300	$11,099,020

NOTE 13 — SUBSEQUENT EVENTS

1)	Impact of Coronavirus (“COVID-19”)

Our operations have been affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The COVID-19 outbreak is causing lockdowns, travel restrictions, and closures of businesses. Our business has been negatively impacted by the COVID-19 coronavirus outbreak to a certain extent.

Due to the outbreak of COVID-19, in early February 2020, the Chinese government required the nationwide closure of cinema theatres in the PRC to prevent the spread of COVID-19 and protect public health. As a result, we temporarily suspend our business activities for the period from February to July 20, 2020. During the temporary business closure period, our employees had very limited access to our facilities and as a result, we did not generate revenues from multi-channel advertising services and cinema operating management services during this period of time. In addition, some of our existing customers may experience financial distress, delay or default on their payments, reduce the scale of their business, or suffer disruptions in their business due to the outbreak. Any increased difficulty in collecting accounts receivable, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

In light of the current circumstances and available information, for the period from January to June 2020, our revenues and net income were approximately 88% and 93% lower as compared to the same period of last year, to an estimated amount of $0.80 million and $0.20 million, respectively. As of the date of this filing, the Company gradually resumed its movie theatre operating services, and multi-channel advertising services. The COVID-19 coronavirus outbreak in China appears to have slowed down and most provinces and cities have resumed business activities under the guidance and support of the government. However, there is still significant uncertainty regarding the breadth and duration of business disruptions related to COVID-19 that may impact the Company’s results of operations and financial condition, which are still uncertain and cannot be reasonably estimated at this point of time.

2)	Amend the consulting service agreement with ATIF

On December 10, 2018, the Company entered into an Consulting Service Agreement (the “Agreement”) with ATIF to engage with ATIF as the financial adviser to provide consulting services to help the Company for its intended initial public offering in the United States. These consulting services include but not limit to due diligence, market information collection and analysis, business planning, pre-listing education and tutoring, legal structure re-organization advisory services, auditing and legal firms recommendation, investors referral and pre-listing financing coordination, as well as follow-up services. Pursuant to the Agreement, the Company was required to pay total of $1.5 million consulting services fee to ATIF for the above mentioned consulting services. Most of the consulting services as specified in the Agreement have been provided by ATIF.

LEAPING GROUP CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENTS (continued)

3)	Withdrawal of the intended IPO

On March 13, 2020, the Company filed an application with SEC for withdrawal of registration statement on Form F-1, because the Company has decided not to pursue an initial public offering of its securities at this time due to market conditions. The Company’s Registration Statement Form F-1 was declared effective by the SEC on March 21, 2019, but none of the Company's securities were sold or will be sold pursuant to the Registration Statement.

4)	Business combination with ATIF

On April 8, 2020, the Company’s shareholders signed a Share Exchange Agreement and a Debt Conversion and Share Purchase Agreement with ATIF. Under the terms of the Debt Conversion SPA, the Company issued 3,934,029 of its ordinary shares to ATIF in exchange for (i) the satisfaction of the outstanding debt owed to ATIF in the amount of US$1,851,000, and (ii) the issuance of 2,800,000 ATIF’s ordinary shares to the Company. Concurrent with the closing of the Debt Conversion SPA and under the terms of the Share Exchange Agreement, the Company assigned an aggregate of its 6,283,001 ordinary shares to us in exchange for an aggregate of ATIF’s 7,140,002 ordinary shares. The execution of these agreements shall enable ATIF to acquire 51.2% equity interest in the Company (the “Acquisition”).

The acquisition transaction was consummated on April 22, 2020 (the “Closing Date”), with total consideration of approximately $20.5 million paid by ATIF, including cash consideration of $1.85 million and a share consideration of 9,940,002 shares of ATIF’s common stock with fair value of approximately $18.68 million.

5)	Pending Legal Proceeding with Boustead Securities, LLC (“Boustead”)

On May 15, 2020, Boustead filed a lawsuit against the Company and ATIF for breaching the engagement agreements Boustead had with each the Company and ATIF in connection with their respective IPOs in which Boustead was separately engaged as the exclusive financial advisor to provide financial advisory services to the Company and ATIF.

In April 2020, ATIF acquired 51.2% equity interest of the Company after the Company terminated its intended IPO. Boustead alleged that the acquisition transaction between the Company and ATIF was entered into during the terms of its exclusive agreements, and deprived Boustead of compensation that Boustead would otherwise have been entitled to receive under its exclusive agreements with both the Company and ATIF. Therefore, Boustead is attempting to recover from ATIF an amount equal to a percentage of the value of the transaction it conducted with the Company.

The Boustead litigation is currently in the pleadings stage. The Company has not yet been served with the complaint and therefore has not yet filed a responsive pleading. The Company’s management believes it is premature to assess and predict the outcome of this pending litigation.